Brent D. Ward, Esq. (No. 3377)
Brad W. Merrill, Esq. (No. 6932)
PARRY MURRAY & WARD
1270 Eagle Gate Tower
60 Last South Temple
Salt Lake City, Utah 84111
Telephone:     (801) 521-3434

Richard Bemporad, Esq,
Neil L Selinger, Esq.
Jeanne F. D'Esposito, Esq.
LOWEY DANNENBERG BEMPORAD & SELINGER, P.C.
One North Lexington Avenue
White Plains, NY 10601
Telephone:     (914) 997-0500

Attorneys for Plaintiff



IN THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF
UTAH
CENTRAL DIVISION


EDOUARD SERFATY,         )
Plaintiff,               )        CLASS ACTION
COMPLAINT
                         )         JURY TRIAL DEMANDED
        v.               )
                         )
INTERNATIONAL AUTOMATED  )
SYSTEMS, INC., and NELDON)
JOHNSON,                 )        Case No. 2.96CV 0583C
                         )
Defendants.              )
                         ) Judge

Plaintiff, by his undersigned attorneys, for his complaint alleges, upon personal knowledge as to himself and his own acts and upon information and belief as to all other matters, as follows:



     1. This is a securities class action against International Automated Systems, Inc. ("IAS" or the
"Company") and its President, Neldon Johnson
("Johnson").
During the class period of May 13, 1996 through June
28, 1996 (the "Class Period"), defendants disseminated numerous statements through company press releases and advertisements in publications such as Investor's
Business Daily touting that they had developed an allegedly revolutionary communications technology called Digital Wave Modulation ("DWM") that, among other things, would allow tile transmittal of information at speeds 200 times taster than current modems. Defendants also made several published statements specifically promising to unveil a working prototype of DWM on June 27, 1996, notwithstanding the fact that defendants did not have a working prototype of DwM in existence or anywhere near completion.

     2. On June 27, 1996, at a two-hour multimedia presentation, Johnson and lAS failed to unveil a working prototype of the new technology as defendants had promised to do in numerous public statements. As a result, the market price of lAS stock, which, based on defendants' repeated representations concerning lAS's purportedly revolutionary new product, had traded as high as $57 during the Class Per'iod described

herein, plunged from a closing price of $40 per share on June 26, 1996, to as low as $10 per share and closed at $20 per share on June 28, 1996, on extraordinarily heavy volume.

As a result, plaintiff and the members of the Class suffered damages aggregating many millions of dollars,

JURISDICTION AND VENUE

3.        Jurisdiction of this Court is founded upon
Section 27 of the Securities Exchange Act of 1934 (the
"Exchange Act'), 15 U.S.C.  l8aa, and Section 1331 of
Title 28, U.S.C.  1331-
4. The claims herein arise under Sections 10(b) and 20(a) of the Exchange Act, 15 U.S.C. 78j(b) and
78t(a), and Rule 10b-3 prorogated thereunder by the Securities and Exchange Cornnission (the "SEC").

5. Venue is proper in this district pursuant to Action 27 of the Exchange Act and 28 U.S,C. 1391(b).
Defendants conduct business here or have agents in this district, and many of We acts comprising the transactions giving rise to the violations of law complained of herein occurred in this judicial district.

6. In connection with the acts, conduct and other wrongs complained of herein, defendants, directly and indirectly, used the means and instrumentalities of interstate commerce and the United States mail, and the facilities of a national securities exchange.


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
THE PARTIES

     7. Plaintiff Edouard Serfaty is a resident of Fountain Valley, California, and made the following purchases of lAS common stock during the Class Period at prices which were artificially inflated by defendants' misstatements and misrepresentations:

           Date
Quantity   Purchased  Price
100       5/14/96     $42
100       6/10/96     $40
100       6/18/96     $4l 1\2

     8(a) Defendant IAS is incorporated under the laws of the State of Utah and maintains its principal executive offices at 321 East 300 North, Suite D,
American Fork, Utah, 84403. lAS is in the business of developing and marketing communications technology, including an automated grocery checkout system and a fingerprint identification system. lAS has not yet marketed any of its products.

     (b)  As of June 30, 1996, there were approximately
16.3 million shares of lAS common stock outstanding, which shares are listed and traded on the OTC Bulletin
Board, an efficient and developed securities market that is rim by NASDAQ.

     9. Defendant Johnson, the Company's founder, has served as Chairman of the Board and president of lAS from its inception in 1986.


     10. By virtue of his positions at lAS, his ability to exercise power and influence with respect to lAS's course of conduct, and his access to material or nonpublic information about the Company, defendant
Johnson was, at all relevant times, a

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controlling person at lAS within the meaning of Section
20 (a) of the Exchange Act, and both had and exercised the power and influence to cause lAS to engage in the legal practices complained of herein,

CLASS ACTION ALLEGATIONS

        11.        This action is brought by plaintiff
pursuant to Rules 23(a) and 23(b)(3) of the Federal
Rules of Civil Procedure, individually and on behalf of
a class (the "Class") consisting of all persons and
entities who purchased shares of lAS common
stock from May 13, 1996 through and including June
27,1996.   Excluded from the Class are the defendants,
officers and directors of lAS, members of Johnson's immediate Family, any entity in which either defendant has a controlling interest, and the heirs, successors and assigns of any of the excluded persons or entities.

        12.        The members of the Class are so
numerous that joinder of all members is impracticable.
While the precise number of class members is unknown to plaintiff at this time and can only be ascertained through appropriate discovery, plaintiff believes that mere are thousands of members of the Class.

        13.        Among the questions of law and facts
involved herein which are common to the Class and which predominate over questions affecting individual members of the Class are:

        (a) whether the federal securities laws were violated by defendants' acts as alleged herein;

       (b) whether documents and information
disseminated to the investing public and the shareholders of IAS during the Class Period were materially misleading in claiming that IAS had successfully completed the development of DWM technology;
      (c)   whether defendants acted wilfully or
recklessly in misrepresenting and/or omitting material facts;
      (d)   whether the market price of IAS common
stock was inflated artificially during the Class Period due to the misrepresentations and/or omissions complained of herein; and
      (e) whether the members of the Class sustained damages and, if so, what is the proper measure thereof.

   14. Plaintiff's claims are typical of the claims of the members of the Class in that he purchased shares of IAS common stock during the Class period and sustained injury as a result of the material misrepresentations alleged herein.
   15. Plaintiff will fairly and adequately protect the interests of the members of the Class. He retained competent counsel experienced in class action litigation under the federal securities laws and does not have interests antagonistic to or in conflict with those he seeks to represent as a class representative.
    16. The Company's shares are traded on an efficient and developed securities market.
ADDITIONAL SUBSTANTIVE ALLEGATIONS

     17 On June 19, 1995 IAS announced a patent pending for a new communication system. In touting this new technology, defendants made the following statements in their press release:

It is called Digital Wave Modulation (DWM) and will affect approximately every type of communication around the world. DWM can operate completely wireless without any signal degradation or interface.

Computer Networking: Current network systems transmit a approximately 200,000 bytes of information per second.
And, only two computers can communicate with each other at one time. DWM transmits more than 1.8 billion bytes of information per second. And, over 1,000 customers can communicate with each other simultaneously.

Telephone: DWM transmits 1,000 times more efficient than current cellular phones. Therefore, DWM cellular phones can be sold at a flat rate - possibly between $20 and $100 a month. Customers would not have to pay for any air time. In addition, they would pay very little for long distance calling.

Also, in order to switch more than 150,000 conventional telephones, present systems require an area equal to a building six or seven stories high and a quarter of a city block square. An equal number of DWM phone can be switched automatically on a single 586 PC computer.

Television: For each television channel currently broadcasted, DWM can broadcast over 900.

Radio: DWM sends a signal so precise that it can transmit each specific sound or instrument to an individual speaker.

Versatility: DWM is capable of transmitting television, radio, two-way video conferencing, and computer communications by way of a single DWM cellular phone.
Also, each of these transmissions can be sent to and from a DWM phone at a higher digital quality than currently possible (e.g.(sic) stereo, surround sound, etc.)

Simple Implementation: DWM is simple to implement. It can be set up with minor modifications to current transmitters and receivers.

Potential Market: According to Forbes ASAP, April 10-- this market is potentially worth $2 trillion.

        18. lAS lost $199,554 on revenue of $6,000 for the year ending June 30, 1995. As of that date, assets totaled $53,226 and lAS had a negative net worth of $128,558.

        19.  According to a August 20, 1995 article in
The Salt Lake Tribune,during fiscal 1994, lAS lost more that $27,000 or a 3 cents per share. Tile article also reported that "[accountants at H. Sherwood & Company in
1994 said lAS 'may not be able to continue its existence' unless Johnson can promote new products and increase his cash flow."

        20.  On February 13, 1996, Johnson filed a Form
4 with the SEC stating his intent to sell 15,000 shares of lAS common stock.

        21.  On February 27, 1996, Johnson filed a Form
4 with the SEC stating his intent to sell 20,000 shares of lAS common stock.

        22. On March27, 1996, Johnson filed a Foma 4 with the SEC stating his intent to sell 20,000 shares of lAS common stock,




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Defendants' Misleading Statements

     23. During the spring of 1996, defendants ran several adertisements in such publications as Investor's Business Daily, a widely read daily financial publicaiont, promising to unveil the Company's DWM technology on June 27, 1996. In such advertisements, defendants further stated that DWM technology "will spearhead a revolution" in comunications and calimed that DWM is nearlyh 200 times faster than today's modems in transmitting information. Defendants also represented that the technology "redefines the boundries of science."

     24.  Following IAS's announcements,
     telecommunications analyst Rob Rich of the Yankee
     Group in Boston publicly voiced his skepticism with regarding to IAS's claims about DWM stating, "Chutzpa is alive and well in American Fork" and "I'll believe it when I see it."

     25. In response to the criticism of Rob Rich and others, IAS placed advertisements, one of which appeared in the May 13, 1996 issue of Invesotr's
     Business Daily, touting the Company's stock. In that advertisement, defendants dismissed the
     "creative insults directed at us by skeptics," and stated "[w]e encourage those of you have missed the opportunity to ridicule us to hurry-- you only have about two more months."

     26. In response to defendants' positive
     representations regarding DWM, the market price of IAS common stock rose dramatically, rising from its low of $1/4 per

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
share in July of 1994 to wade as high as $57 per share on May 28,1996 and closing on that date at $47 per share.

     27.  On June 12, 1996, an advertisement appeared in
The Investor's Business Daily in which defendants proclaimed "Edison Did it, Bell Did it, and We'll Do it -- on June 27th." Furthermore, defendants specifically represented that '[o]n June 27th, lAS will unveil its operational DWM prototype. This prototype will prove that DWM works and the DWM is entirely capable of living up to its claims as stated above
(emphasis added). Defendants also claimed:

     DWM Wireless: Can transmit 1,000 times more
cellular phones within the same air space as one
current cellular phone   . [c)an transmit 1.2
Gigabytes per second . . . [c]an network an unlimited number of computers . . [and c]an transmit 1,000 times more channels than current television.


     DWM Modern Transmitting Through Current Telephone lines (POTS): Can transmit 150,000 to 600,000 BAUD
(apx. 20xs faster than current modems over POTS.

THE BELATED DISCLOSURE OF THE TRUTH CAUSES IAS SHARES
TO PLUNGE

     28. On June 27, 1996, lAS conducted a public, two-hour presentation at The David O. McKay Special
Events Center at Utah Valley State College at which
Johnson and several lAS employees spoke about DWM, but failed to produce the working prototype of DWM that had been promised. Johnson admitted that the actual engineering


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

for DWM remains to be done. Furthermore, although
Johnson claimed that products using DWM technology would be available by the end of the year, a company spokesperson could not say when lAS would be able to produce a working prototype.

29   The market's reaction to these belated admissions
was immediate and adverse. IAS common stock plunged by 20 points to dose on June 28, 1996 at $20, down from its close of $40 per share on June 26, 1996, a loss of 50%.




(For Violation of Sections 10(b) and 20(a)
Of the Exchange Act and SEC Rule 10b-5)

30. Plaintiff incorporates Paragraphs 1 through 29 above, as if set forth hilly herein.

31    During the Class Period, defendants, individually
and in concert, directly and indirectly, engaged and participated In a continuous course of wrongful conduct misrepresenting material Information relating to the development of DWM technology. Defendants employed devices, schemes and artifices to defraud and engaged in acts, practices and a course of conduct as hereinafter alleged in an effort to maintain an artificially high market price for lAS common stock, which included the making of or participation in the making of untrue statements of materials facts and omitting to state material facts necessary in order to make the statements made about lAS's DWM technology, in light of the circumstances under which they were made, not misleading

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and engaged in transactions, practices, and a course of
business which operated as a fraud
and deceit upon the purchasers of lAS common stock during the Class Period.

32. During the Class Period, defendants issued public statements in the Company's advertisements and press releases which were materially false and misleading.
Those statements and releases, which are particularized in paragraphs 23 through 27, supra were materially false and misleading in representing that lAS had successfully completed the development of DWM technology.

33. Each of the defendants acted knowingly or recklessly in making the foregoing materially false and misleading statements.

34. Plaintiff and other members of the Class, relying on the integrity of the market, purchased the Company's common stock during the Class Period at artificially inflated prices and were damaged thereby. Had plaintiff and members of the Class known the true facts, plaintiff and members of the Class would not have purchased the common stock of the Company at inflated prices during the Class Period, if at all.

35. Defendant Johnson, by virtue of his executive position, had the power and influence, and exercised same, to cause lAS to engage in the unlawful conduct and practices complained of herein. As a result, defendant Johnson is a controlling person of lAS within the meaning of Section 20(a) of the Exchange Act and is liable for the wrongful acts of IAS.



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


36. As a result of defendants' aforesaid wrongful conduct, plaintiff and members of the Class have been damaged in an amount to be proved at trial.

     WHEREFORE, plaintiff demands judgment as follows:

1. Determining the action to be a proper class action maintainable pursuant to Rule 23 of the Federal Rules of Civil procedure;

2.Awarding to plaintiff and the other members of the Class damages from defendants, together with appropriate interest;

3.Awarding to plaintiff and the other members of the Class the costs and disbursements of this action, including reasonable fees to plaintiffs attorneys and experts; and

4.Awarding plaintiff and the other members of the Class such other and further relief as may be just and property under the circumstances.















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
JURY DEMAND

Pursuant to Rule  38 of the Federal Rules of Civil
Procedure, plaintiff hereby demands a trial by jury.

     DATED this 2nd day of July, 1996.

PARRY MURRAY & WARD




Brent D. Ward, Esq.
Brad W. Merrill, Esq.

LOWEY DANNENBERG BEMPORAD
AND SELINGER P.C.

Richard Bemporad, Esq,
Neil L. Selinger Esq.
Jeanne F. D'Esposito, Esq.

Attorneys for Plaintiff

















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